Exhibit (n)(1)(ii)

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

CLASS I SHARES

ATTACHMENT A

PORTFOLIOS

Mid Cap Growth Portfolio

Mid Cap Intrinsic Value Portfolio

Short Duration Bond Portfolio

Sustainable Equity Portfolio

DATED: April 26, 2024